Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the First Quarter of $8.2 Million or $1.04 Per Diluted Share and the Forty-First Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – April 26, 2023 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank” or “1st Security Bank”) today reported 2023 first quarter net income of $8.2 million, or $1.04 per diluted share, compared to $6.9 million, or $0.83 per diluted share, for the comparable quarter one year ago.

On February 24, 2023, the Bank completed the purchase of seven retail branches from Columbia State Bank (the “Branch Acquisition”), with two branches in Washington state and five in Oregon and $382.1 million in deposits at March 31, 2023. “We were pleased to complete the Branch Acquisition that resulted in approximately $336.0 million in net cash to the Bank during a period of liquidity stress in the financial system,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our forty-first consecutive quarterly cash dividend of $0.25 per share, which will be paid on May 25, 2023, to shareholders of record as of May 11, 2023,” concluded Adams.

2023 First Quarter Highlights

●	Net income was $8.2 million for the first quarter of 2023, compared to $7.6 million in the previous quarter, and $6.9 million for the comparable quarter one year ago;
●	Net income for the first quarter of 2023 adjusted for $1.5 million of acquisition related costs and $286,000 of core deposit intangible (“CDI”) amortization (adjusted at a 21.5% tax rate) would have been approximately $9.6 million. (See “Non-GAAP Financial Measures”);
●	Net interest margin (“NIM”) improved to 4.70%, compared to 4.62% for the previous quarter, and 4.24% for the comparable quarter one year ago;
●	Loans receivable, net increased $108.8 million, or 5.0%, to $2.30 billion at March 31, 2023, compared to $2.19 billion at December 31, 2022, and increased $502.0 million, or 27.9% from $1.80 billion at March 31, 2022;
●	Consumer loans, of which 87.6.% are home improvement loans, increased $37.1 million, or 6.5%, to $606.7 million at March 31, 2023, compared to $569.6 million in the previous quarter and increased $161.7 million, or 36.3% from $445.0 million in the comparable quarter one year ago. During the three months ended March 31, 2023, originations in the consumer portfolio included 82.2% of home improvement loans originated with a Fair Isaac and Company, Incorporated (“FICO”) score above 720 and 88.2% of home improvement loans with a UCC-2 security filing;
●	Segment reporting reflected $7.3 million of net income for the Commercial and Consumer Banking segment and $873,000 of net income for the Home Lending segment in the first quarter of 2023, compared to net income of $8.3 million and net loss of ($684,000) in the prior quarter and net income of $6.0 million and $838,000 in the first quarter of 2022, respectively;
●	The ratio of available secured borrowing capacity at the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank (including the new Fed line secured by investments) to uninsured deposits was 159% at March 31, 2023. The average deposit size at the Bank was $33,000 as of March 31, 2023; and
●	Capital ratios at the Bank were 12.7% for total risk-based capital and 10.4% for Tier 1 leverage capital at March 31, 2023.

FS Bancorp Q1 Earnings
April 26, 2023

Highlights of the Branch Acquisition

At March 31, 2023:

•

Assumed deposits totaling $382.1 million, which included noninterest-bearing checking of $209.3 million, interest-bearing checking of $29.1 million, savings of $67.4 million, money market of $62.9 million, and certificates of deposit (“CDs”) of $13.4 million;

•	The deposits composition consisted of noninterest-bearing checking at 54.8%, interest-bearing checking at 7.6%, savings at 17.6%, money market at 16.5%, and CDs at 3.5%.

At date of acquisition, February 24, 2023:

•	Recorded CDI of $17.4 million;
•	Recorded goodwill of $1.3 million;
•	Purchased loans receivable, net totaling $63.2 million; and
•	Purchased premises and equipment totaling $6.3 million.

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below provide a summary of segment reporting for the three months ended March 31, 2023 and 2022:

(Dollars in thousands)	At or For the Three Months Ended March 31, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$27,500	$3,162	$30,662
(Provision for) reversal of credit losses on loans	(2,122)	14	(2,108)
Noninterest income (2)	2,380	2,839	5,219
Noninterest expense	(18,610)	(4,914)	(23,524)
Income before provision for income taxes	9,148	1,101	10,249
Provision for income taxes	(1,809)	(228)	(2,037)
Net income	$7,339	$873	$8,212
Total average assets for period ended	$2,250,052	$491,974	$2,742,026
Full-time employees ("FTEs")	445	141	586

FS Bancorp Q1 Earnings
April 26, 2023

(Dollars in thousands)	At or For the Three Months Ended March 31, 2022
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$20,278	$2,444	$22,722
(Provision for) reversal of credit losses on loans	(1,197)	154	(1,043)
Noninterest income (2)	2,505	3,371	5,876
Noninterest expense	(14,176)	(4,891)	(19,067)
Income before provision for income taxes	7,410	1,078	8,488
Provision for income taxes	(1,378)	(240)	(1,618)
Net income	$6,032	$838	$6,870
Total average assets for period ended	$1,884,820	$385,451	$2,270,271
FTEs	383	153	536

________________________

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.
(2)	Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value, and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three months ended March 31, 2023, the Company recorded a net increase in fair value of $577,000, as compared to a net decrease in fair value of $502,000 for the three months ended March 31, 2022, respectively. As of March 31, 2023 and March 31, 2022, there were $15.0 million and $14.0 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

Asset Summary

Total assets increased $149.9 million, or 5.7%, to $2.78 billion at March 31, 2023, compared to $2.63 billion at December 31, 2022, and increased $508.9 million, or 22.4%, from $2.27 billion at March 31, 2022.  The increase in assets at March 31, 2023, compared to the linked quarter and the comparable quarter last year was primarily the result of the Branch Acquisition. The quarter over linked quarter increase in total assets included increases in loans receivable, net of $108.8 million, CDI, net of $17.0 million, total cash and cash equivalents of $16.7 million, premises and equipment, net $6.7 million, loans held for sale (“HFS”) of $3.2 million, securities available-for-sale (“AFS”) of $3.1 million, goodwill of $1.3 million, partially offset by decreases in Federal Home Loan Bank (“FHLB”) stock of $6.7 million, and other assets of $1.5 million. The increase in assets at March 31, 2023 was primarily funded by cash received from deposits acquired in the Branch Acquisition. The $508.9 million increase in total assets at March 31, 2023, compared to March 31, 2022 was primarily due to increases in loans receivable, net of $502.0 million, total cash and cash equivalents of $28.6 million, CDI, net of $16.5 million, premises and equipment, net of $5.7 million, accrued interest receivable of $3.9 million, deferred tax asset, net of $3.2 million, operating lease right-of-use of $2.2 million, goodwill of $1.3 million, and securities held-to-maturity of $1.0 million, partially offset by decreases in securities available-for-sale of $30.9 million, loans HFS of $18.8 million, CDs at other financial institutions of $3.5 million, and other assets of $1.8 million.

FS Bancorp Q1 Earnings
April 26, 2023

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$339,794	14.6%	$334,059	15.1%	$269,517	14.8%
Construction and development	337,452	14.5	342,591	15.4	258,680	14.2
Home equity	60,625	2.6	55,387	2.5	44,394	2.4
One-to-four-family (excludes HFS)	501,100	21.5	469,485	21.2	361,079	19.9
Multi-family	232,201	10.0	219,738	9.9	196,924	10.8
Total real estate loans	1,471,172	63.2	1,421,260	64.1	1,130,594	62.1

CONSUMER LOANS
Indirect home improvement	531,632	22.8	495,941	22.3	359,443	19.7
Marine	70,994	3.0	70,567	3.2	82,560	4.5
Other consumer	4,042	0.2	3,064	0.1	2,994	0.2
Total consumer loans	606,668	26.0	569,572	25.6	444,997	24.4

COMMERCIAL BUSINESS LOANS
Commercial and industrial	223,702	9.6	196,791	8.9	207,480	11.4
Warehouse lending	28,044	1.2	31,229	1.4	37,957	2.1
Total commercial business loans	251,746	10.8	228,020	10.3	245,437	13.5
Total loans receivable, gross	2,329,586	100.0%	2,218,852	100.0%	1,821,028	100.0%

Allowance for credit losses on loans (1)	(29,937)		(27,992)		(23,365)
Total loans receivable, net	$2,299,649		$2,190,860		$1,797,663

Loans receivable, net increased $108.8 million to $2.30 billion at March 31, 2023, from $2.19 billion at December 31, 2022, and increased $502.0 million from $1.80 billion at March 31, 2022. The quarter over linked quarter increase in total real estate loans was $49.9 million, which included increases in one-to-four-family loans (excluding loans HFS) of $31.6 million, multi-family loans of $12.5 million, commercial real estate loans of $5.7 million, and home equity loans of $5.2 million, offset by a decrease in construction and development loans of $5.1 million. Consumer loans increased $37.1 million, primarily due to increases of $35.7 million in indirect home improvement loans and $1.0 million in other consumer loans. Commercial business loans increased $23.7 million, as a result of an increase of $26.9 million in commercial and industrial lending, partially offset by a decrease of $3.2 million in warehouse lending.

Originations of one-to-four-family loans to purchase and to refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended
	March 31, 2023		December 31, 2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$102,489	92.3%	$115,102	87.8%	$(12,613)	(11.0)%
Refinance	8,535	7.7	16,045	12.2	(7,510)	(46.8)
Total	$111,024	100.0%	$131,147	100.0%	$(20,123)	(15.3)%

FS Bancorp Q1 Earnings
April 26, 2023

(Dollars in thousands)	For the Three Months Ended March 31,
	2023		2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$102,489	92.3%	$152,950	62.4%	$(50,461)	(33.0)%
Refinance	8,535	7.7	92,164	37.6	(83,629)	(90.7)
Total	$111,024	100.0%	$245,114	100.0%	$(134,090)	(54.7)%

During the quarter ended March 31, 2023, the Company sold $77.3 million of one-to-four-family loans compared to $76.2 million during the previous quarter and $301.1 million during the same quarter one year ago. The decrease in loan purchase and refinance activity, as well as sales activity, compared to the prior periods reflects the impact of rising market interest rates and low available housing inventory in our market areas.

Gross margins on home loan sales increased to 3.05% for the quarter ended March 31, 2023, compared to 2.15% in the previous quarter and increased from 2.94% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	March 31, 2023		December 31, 2022
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$719,856	29.5%	$537,938	25.3%	$181,918	33.8%
Interest-bearing checking (1)	183,888	7.5	135,127	6.3	48,761	36.1
Escrow accounts related to mortgages serviced (2)	27,066	1.1	16,236	0.8	10,830	66.7
Subtotal	930,810	38.1	689,301	32.4	241,509	35.0
Savings	188,510	7.7	134,358	6.3	54,152	40.3
Money market (3)	549,542	22.5	574,290	27.0	(24,748)	(4.3)
Subtotal	738,052	30.2	708,648	33.3	29,404	4.1
Certificates of deposit less than $100,000 (4)	409,236	16.8	440,785	20.7	(31,549)	(7.2)
Certificates of deposit of $100,000 through $250,000	270,476	11.0	195,447	9.2	75,029	38.4
Certificates of deposit of $250,000 and over	94,699	3.9	93,560	4.4	1,139	1.2
Subtotal	774,411	31.7	729,792	34.3	44,619	6.1
Total	$2,443,273	100.0%	$2,127,741	100.0%	$315,532	14.8%

FS Bancorp Q1 Earnings
April 26, 2023

(Dollars in thousands)
	March 31, 2023		March 31, 2022
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking (5)	$719,856	29.5%	$571,626	29.8%	$148,230	25.9%
Interest-bearing checking (1)(5)	183,888	7.5	207,387	10.8	(23,499)	(11.3)
Escrow accounts related to mortgages serviced (2)	27,066	1.1	26,067	1.4	999	3.8
Subtotal	930,810	38.1	805,080	42.0	125,730	15.6
Savings	188,510	7.7	198,184	10.3	(9,674)	(4.9)
Money market (3)	549,542	22.5	545,442	28.4	4,100	0.8
Subtotal	738,052	30.2	743,626	38.7	(5,574)	(0.7)
Certificates of deposit less than $100,000 (4)	409,236	16.8	210,984	11.0	198,252	94.0
Certificates of deposit of $100,000 through $250,000	270,476	11.0	107,429	5.6	163,047	151.8
Certificates of deposit of $250,000 and over	94,699	3.9	52,669	2.7	42,030	79.8
Subtotal	774,411	31.7	371,082	19.3	403,329	108.7
Total	$2,443,273	100.0%	$1,919,788	100.0%	$523,485	27.3%

_______________________

(1)	Includes $2.6 million, $2.3 million, and $60.0 million of brokered deposits at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
(2)	Noninterest-bearing accounts.
(3)	Includes $50.3 million, $59.7 million, and $241,000 of brokered deposits at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
(4)	Includes $266.1 million, $332.0 million, and $127.6 million of brokered deposits at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
(5)	As a result of the misclassification of certain checking products in previous periods, interest-bearing checking balances of $122.6 million as of March 31, 2022 were reclassified to noninterest-bearing checking for comparative purposes. Balances as of the dates and average values included herein have been updated to reflect the reclassification.

At March 31, 2023, CDs, which include retail and nonretail CDs, totaled $774.4 million, compared to $729.8 million at December 31, 2022, and $371.1 million at March 31, 2022, with nonretail CDs representing 37.5%, 49.3% and 38.9% of total CDs at such dates, respectively. At March 31, 2023, nonretail CDs, which include brokered CDs, online CDs, and public funds CDs, decreased $69.2 million to $290.4 million, compared to $359.6 million at December 31, 2022, primarily due to a decrease of $65.8 million in brokered CDs. Nonretail CDs totaled $146.2 million at March 31, 2023 compared to $144.2 million at March 31, 2022.

At March 31, 2023, borrowings comprised of FHLB advances decreased $179.0 million, or 96.0%, to $7.5 million from $186.5 million at December 31, 2022, and decreased $28.0 million, or 78.8% from $35.5 million at March 31, 2022. Excess liquidity from the Branch Acquisition was used to repay borrowings during the current quarter.

Total stockholders’ equity increased $10.1 million, to $241.8 million at March 31, 2023, from $231.7 million at December 31, 2022, and increased $5.9 million from $236.0 million at March 31, 2022. The increase in stockholders’ equity during the current quarter reflects net income of $8.2 million, partially offset by dividends paid of $1.9 million. In addition, stockholders’ equity was positively impacted by increased unrealized net gains in securities AFS of $4.8 million, net of tax, reflecting changes in market interest rates during the quarter, partially offset by unrealized losses on fair value and cash flow hedges of $1.9 million, net of tax, resulting in a net $2.9 million decrease in accumulated other comprehensive loss, net of tax. Book value per common share was $31.69 at March 31, 2023, compared to $30.42 at December 31, 2022, and $29.70 at March 31, 2022.

The Bank is considered well capitalized under the capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 12.7%, a Tier 1 leverage capital ratio of 10.4%, and a common equity Tier 1 (“CET1”) capital ratio of 11.4% at March 31, 2023.

FS Bancorp Q1 Earnings
April 26, 2023

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 13.0%, a Tier 1 leverage capital ratio of 8.9%, and a CET1 ratio of 9.7% at March 31, 2023.

Credit Quality

The allowance for credit losses on loans (“ACLL”) at March 31, 2023, increased to $29.9 million, or 1.29% of gross loans receivable, excluding loans HFS, compared to $28.0 million, or 1.26% of gross loans receivable, excluding loans HFS at December 31, 2022, and $23.4 million, or 1.28% of gross loans receivable, excluding loans HFS, at March 31, 2022. The $1.9 million increase in the ACLL was primarily due to higher risks from economic uncertainty, the increase in loans, and increased reserves on individually evaluated nonaccrual loans. The $6.6 million increase in the ACLL at March 31, 2023, from March 31, 2022, was primarily due to the growth in loans. The allowance for credit losses on unfunded loan commitments decreased $249,000 to $2.3 million at March 31, 2023, compared to $2.5 million at December 31, 2022, and decreased $804,000 from $3.1 million at March 31, 2022.

Nonperforming loans were unchanged at $8.7 million for both March 31, 2023 and December 31, 2022, and increased $1.9 million from $6.8 million at March 31, 2022. The year over year increase in nonperforming loans was primarily due to an increase in nonperforming commercial business loans of $1.1 million, indirect home improvement loans of $750,000, and marine loans of $352,000, partially offset by decreases in nonperforming home equity loans of $212,000 and one-to-four-family loans of $104,000.

Loans classified as substandard decreased $582,000 to $19.6 million at March 31, 2023, compared to $20.2 million at December 31, 2022, and increased $6.5 million from $13.1 million at March 31, 2022. The quarter over linked quarter decrease in substandard loans was primarily attributable to decreases of $593,000 in commercial real estate loans and $335,000 in one-to-four-family loans, partially offset by increases of $198,000 in indirect home improvement loans and $142,000 in marine loans. The year over year increase in substandard loans was primarily due to increases of $4.8 million in commercial real estate loans, $1.8 million in one-to-four-family loans, $748,000 in indirect home improvement loans, and $352,000 in marine loans, partially offset by a decrease of $1.0 million in commercial and industrial loans and $215,000 in home equity loans. There was one other real estate owned property (a closed branch in Centralia) in the amount of $570,000 at both March 31, 2023 and December 31, 2022, compared to none at March 31, 2022.

Operating Results

Net interest income increased $7.9 million, to $30.7 million for the three months ended March 31, 2023, from $22.7 million for the three months ended March 31, 2022. The increase was primarily the result of an increase in loans and variable rate interest-earning assets repricing higher following recent increases in market interest rates. Interest income for the three months ended March 31, 2023, increased $14.0 million compared to the same period last year, primarily due to an increase of $12.9 million in interest income on loans receivable, including fees, impacted primarily by loan growth and rising interest rates. For the three months ended March 31, 2023, interest expense increased $6.0 million, primarily as a result of higher market interest rates.

NIM increased 46 basis points to 4.70% for the three months ended March 31, 2023, from 4.24% for the same period in the prior year. The increase in NIM reflects new loan originations at higher market interest rates, variable rate interest-earning assets repricing higher following recent increases in market interest rates. The benefit from higher rates and interest earning assets were partially offset by rising deposit and borrowing costs. Increases in average balances of higher costing CDs and borrowings placed additional pressure on the NIM.

FS Bancorp Q1 Earnings
April 26, 2023

The average total cost of funds, including noninterest-bearing checking, increased 93 basis points to 1.32% for the three months ended March 31, 2023, from 0.39% for the three months ended March 31, 2022. This increase was predominantly due to the rise in cost for market rate for deposits. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended March 31, 2023, the provision for credit losses on loans was $2.4 million, compared to $852,000 for the three months ended March 31, 2022. The provision for credit losses on loans reflects an increase in total loans receivable, and increased reserves on individually evaluated nonaccrual loans.

During the three months ended March 31, 2023, net charge-offs totaled $410,000, compared to $263,000 for the same period last year, primarily due to increased net charge-off s of $109,000 in indirect home improvement loans and $44,000 in marine loans.

Noninterest income decreased $657,000, to $5.2 million, for the three months ended March 31, 2023, from $5.9 million for the three months ended March 31, 2022. The decrease reflects a $2.4 million decrease in gain on sale of loans due to a reduction in origination and sales volume of loans HFS and a reduction in gross margins of sold loans, partially offset by an increase of $1.6 million in service charges and fee income primarily as a result of less amortization of mortgage servicing rights reflecting increased market interest rates and increased servicing fees from non-portfolio serviced loans.

Noninterest expense increased $4.5 million to $23.5 million for the three months ended March 31, 2023, from $19.1 million for the three months ended March 31, 2022. The increase in noninterest expense was primarily a result of a $1.9 million increase in salaries and benefits, partially attributable to an increase in FTEs. Other increases included $1.5 million in acquisition costs due to the Branch Acquisition, $423,000 in FDIC insurance due to asset growth and an increase in assessment rates, $297,000 in occupancy expense, and $286,000 in amortization of CDI, partially offset by a $315,000 decrease in professional and board fees.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Washington and Oregon through its 27 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Tri-Cities, and in Vancouver, Washington. The Bank services home mortgage customers throughout the Northwest predominantly in Washington State including the Puget Sound, Tri-Cities, and Vancouver home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to

FS Bancorp Q1 Earnings
April 26, 2023

economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war, including Russia’s invasion of Ukraine, as well as increasing prices and supply chain disruptions, and any governmental or societal response to new COVID-19 variants; increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to successfully realize the anticipated benefits of the branch acquisitions, including customer acquisition and retention; the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with and furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q1 Earnings
April 26, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2023	2022	2022	% Change	% Change
ASSETS
Cash and due from banks	$21,481	$10,525	$12,014	104	79
Interest-bearing deposits at other financial institutions	36,700	30,912	17,592	19	109
Total cash and cash equivalents	58,181	41,437	29,606	40	97
Certificates of deposit at other financial institutions	4,712	4,712	8,177	—	(42)
Securities available-for-sale, at fair value	232,373	229,252	263,306	1	(12)
Securities held-to-maturity, net	8,469	8,469	7,428	—	14
Loans held for sale, at fair value	23,310	20,093	42,068	16	(45)
Loans receivable, net	2,299,649	2,190,860	1,797,663	5	28
Accrued interest receivable	12,336	11,144	8,436	11	46
Premises and equipment, net	31,781	25,119	26,116	27	22
Operating lease right-of-use	7,414	6,226	5,172	19	43
Federal Home Loan Bank (“FHLB”) stock, at cost	3,863	10,611	4,666	(64)	(17)
Other real estate owned (“OREO”)	570	570	—	—	—
Deferred tax asset, net	5,860	6,670	2,611	(12)	124
Bank owned life insurance (“BOLI”), net	37,020	36,799	36,890	1	—
Servicing rights, held at the lower of cost or fair value	17,599	18,017	18,041	(2)	(2)
Goodwill	3,592	2,312	2,312	55	55
Core deposit intangible, net	20,348	3,369	3,887	504	423
Other assets	15,731	17,238	17,554	(9)	(10)
TOTAL ASSETS	$2,782,808	$2,632,898	$2,273,933	6	22
LIABILITIES
Deposits:
Noninterest-bearing accounts	$746,922	$554,174	$597,693	35	25
Interest-bearing accounts	1,696,351	1,573,567	1,322,095	8	28
Total deposits	2,443,273	2,127,741	1,919,788	15	27
Borrowings	7,528	186,528	35,528	(96)	(79)
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(523)	(539)	(589)	(3)	(11)
Total subordinated notes less unamortized debt issuance costs	49,477	49,461	49,411	—	—
Operating lease liability	7,651	6,474	5,406	18	42
Other liabilities	33,045	30,997	27,850	7	19
Total liabilities	2,540,974	2,401,201	2,037,983	6	25
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,743,283 shares issued and outstanding at March 31, 2023, 7,736,185 at December 31, 2022, and 8,067,211 at March 31, 2022	77	77	81	—	(5)
Additional paid-in capital	56,138	55,187	65,035	2	(14)
Retained earnings	208,342	202,065	184,748	3	13
Accumulated other comprehensive loss, net of tax	(22,723)	(25,632)	(13,914)	(11)	63
Total stockholders’ equity	241,834	231,697	235,950	4	2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,782,808	$2,632,898	$2,273,933	6	22

FS Bancorp Q1 Earnings
April 26, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	March 31,	December 31,	March 31,	Over Qtr	Over Year
	2023	2022	2022	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$35,992	$33,763	$23,047	7	56
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	2,620	2,056	1,579	27	66
Total interest and dividend income	38,612	35,819	24,626	8	57
INTEREST EXPENSE
Deposits	6,624	3,982	1,285	66	415
Borrowings	841	2,049	133	(59)	532
Subordinated notes	485	486	486	—	—
Total interest expense	7,950	6,517	1,904	22	318
NET INTEREST INCOME	30,662	29,302	22,722	5	35
PROVISION FOR CREDIT LOSSES	2,108	1,585	1,043	33	102
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	28,554	27,717	21,679	3	32
NONINTEREST INCOME
Service charges and fee income	2,608	2,404	1,013	8	157
Gain on sale of loans	1,476	592	3,857	149	(62)
Earnings on cash surrender value of BOLI	221	222	217	—	2
Other noninterest income	914	478	789	91	16
Total noninterest income	5,219	3,696	5,876	41	(11)
NONINTEREST EXPENSE
Salaries and benefits	13,864	12,522	11,972	11	16
Operations	2,692	3,087	2,479	(13)	9
Occupancy	1,520	1,340	1,223	13	24
Data processing	1,568	1,699	1,360	(8)	15
Loan costs	470	698	523	(33)	(10)
Professional and board fees	678	767	993	(12)	(32)
Federal Deposit Insurance Corporation (“FDIC”) insurance	580	420	157	38	269
Marketing and advertising	190	245	188	(22)	1
Acquisition cost	1,501	898	—	67	—
Amortization of core deposit intangible	459	173	173	165	165
Impairment (recovery) of servicing rights	2	—	(1)	—	(300)
Total noninterest expense	23,524	21,849	19,067	8	23
INCOME BEFORE PROVISION FOR INCOME TAXES	10,249	9,564	8,488	7	21
PROVISION FOR INCOME TAXES	2,037	1,942	1,618	5	26
NET INCOME	$8,212	$7,622	$6,870	8	20
Basic earnings per share (1)	$1.06	$0.98	$0.84	8	26
Diluted earnings per share (1)	$1.04	$0.97	$0.83	7	25

________________________________

(1)	Earnings per share for the three months ended March 31, 2022, was revised due to the improper inclusion of certain unvested shares in the denominator of basic and diluted earnings per share. As a result of the inclusion, earnings per share was understated for the three months ended March 31, 2022. Basic earnings per share for that period was updated to $0.84 from $0.83 as previously reported. Diluted earnings per share was updated to $0.83 from $0.81 as previously reported.

FS Bancorp Q1 Earnings
April 26, 2023

KEY FINANCIAL RATIOS AND DATA (Unaudited)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.21%	1.16%	1.23%
Return on equity (ratio of net income to average equity) (1)	12.30	11.52	11.09
Yield on average interest-earning assets (1)	5.91	5.65	4.60
Average total cost of funds (1)	1.32	1.12	0.39
Interest rate spread information – average during period	4.59	4.53	4.21
Net interest margin (1)	4.70	4.62	4.24
Operating expense to average total assets (1)	3.48	3.32	3.41
Average interest-earning assets to average interest-bearing liabilities (1)	145.72	142.94	154.73
Efficiency ratio (2)	65.56	66.21	66.67

	March 31,	December 31,	March 31,
	2023	2022	2022
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (3)	0.33%	0.35%	0.30%
Nonperforming loans to total gross loans (4)	0.37	0.39	0.37
Allowance for credit losses - loans to nonperforming loans (4)	323.26	303.50	343.65
Allowance for credit losses - loans to gross loans receivable, excluding HFS loans	1.29	1.26	1.28

	At or For the Three Months Ended
	March 31,		December 31,		March 31,
	2023		2022		2022
PER COMMON SHARE DATA:
Basic earnings per share	$1.06		$0.98		$0.84
Diluted earnings per share	$1.04		$0.97		$0.83
Weighted average basic shares outstanding	7,623,580		7,597,260		8,023,466
Weighted average diluted shares outstanding	7,778,418		7,712,498		8,173,294
Common shares outstanding at end of period	7,631,018	(5)	7,617,655	(6)	7,945,539	(7)
Book value per share using common shares outstanding	$31.69		$30.42		$29.70
Tangible book value per share using common shares outstanding (8)	$28.55		$29.67		$28.92

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 7,743,283 at March 31, 2023, less 112,265 unvested restricted stock shares.
(6)	Common shares were calculated using shares outstanding of 7,736,185 at December 31, 2022, less 118,530 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 8,067,211 at March 31, 2022, less 121,672 unvested restricted stock shares.
(8)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

FS Bancorp Q1 Earnings
April 26, 2023

(Dollars in thousands)	For the Three Months Ended March 31,		Year Over Year
Average Balances	2023	2022	$ Change
Assets
Loans receivable, net (1)	$2,292,364	$1,834,443	$457,921
Securities available-for-sale, at fair value	270,676	278,608	(7,932)
Securities held-to-maturity, net	8,500	7,500	1,000
Interest-bearing deposits and certificates of deposit at other financial institutions	69,664	48,672	20,992
FHLB stock, at cost	6,335	4,302	2,033
Total interest-earning assets	2,647,539	2,173,525	474,014
Noninterest-earning assets	94,486	96,746	(2,260)
Total assets	$2,742,025	$2,270,271	$471,754
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,688,037	$1,324,275	$363,762
Borrowings	79,339	31,006	48,333
Subordinated notes	49,467	49,400	67
Total interest-bearing liabilities	1,816,843	1,404,681	412,162
Noninterest-bearing accounts	620,071	582,913	37,158
Other noninterest-bearing liabilities	34,434	31,355	3,079
Stockholders’ equity	270,677	251,322	19,355
Total liabilities and stockholders’ equity	$2,742,025	$2,270,271	$471,754

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains certain non-GAAP financial measures: net income adjusted for acquisition costs, and acquisition-related CDI amortization, net of tax, tangible book value per share, and tangible common equity ratio. Management believes these non-GAAP financial measures provide useful and comparative information to assess trends reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. The after-tax impact of acquisition-related costs to net income which we have recorded in connection with the Branch Acquisition provides meaningful supplemental information that management believes is useful to readers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

Tangible book value per share is calculated by dividing tangible common stockholders’ equity by the number of common shares outstanding. Tangible common equity ratio is calculated by dividing tangible common stockholders’ equity by tangible assets. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q1 Earnings
April 26, 2023

Reconciliation of net income, acquisition costs and acquisition-related CDI amortization, net of tax is presented below.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Net income (GAAP)	$8,212	$7,622	$6,870
Acquisition costs	1,501	898	—
CDI amortization attributable to the Branch Acquisition	286	—	—
Tax effect at 21.5%	(384)	(193)	—
Adjusted net income (non-GAAP)	$9,615	$8,327	$6,870

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	March 31,	December 31,	March 31,
Tangible Book Value Per Share:	2023	2022	2022
Stockholders' equity	$241,834	$231,697	$235,950
Less: goodwill and core deposit intangible, net	(23,940)	(5,681)	(6,199)
Tangible common stockholders' equity	$217,894	$226,016	$229,751

Common shares outstanding at end of period	7,631,018	7,617,655	7,945,539

Book value per share (GAAP)	$31.69	$30.42	$29.70
Tangible book value per share (non-GAAP)	$28.55	$29.67	$28.92

Tangible Common Equity Ratio:
Total assets	$2,782,808	$2,632,898	$2,273,933
Less: goodwill and core deposit intangible assets	(23,940)	(5,681)	(6,199)
Tangible assets	$2,758,868	$2,627,217	$2,267,734

Common equity	$241,834	$231,697	$235,950

Common equity ratio (GAAP)	8.69%	8.80%	10.38%
Tangible common equity ratio (non-GAAP)	7.90	8.60	10.13

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com